Exhibit 99.1

Contact: Brett Perryman ir@omam.com (617) 369-7300

OMAM Announces Completion of Initial Equity Purchase by HNA Capital US

London – May 12, 2017 – OM Asset Management plc (NYSE: OMAM) announced the closing of the first tranche of the two-step sale of a minority interest in OMAM by Old Mutual plc to HNA Capital US. The first tranche consists of 9.95% of OMAM shares at a price of $15.30 per share in cash. Giving effect to this transaction, Old Mutual plc’s ownership position stands at 40.9%.
The second tranche consists of 15% of OMAM shares, to be sold at a price of $15.75 per share also in cash. Completion of this tranche is subject to receipt of certain additional regulatory approvals in various jurisdictions and is expected to take place in the second half of 2017.
Following the completion of the first tranche, OMAM is no longer a “controlled company” within the meaning of the New York Stock Exchange Listed Company Manual and, as a result, by May 12, 2018, its Board of Directors must consist of a majority of independent directors, and each committee must consist solely of independent directors. OMAM expects to be in compliance with these requirements immediately following the close of the second tranche of the purchase by HNA Capital US.
In addition, as a result of the transaction, OMAM’s President and Chief Executive Officer, Peter Bain, has been appointed directly by OMAM’s Board and accordingly is no longer an appointee of Old Mutual plc.

“The closing of this first tranche recognizes a major step in our separation from Old Mutual plc and we look forward to taking the business to the next level as an independent company,” said James J. Ritchie, OMAM’s Chairman.

About OMAM

OMAM is a global, multi-boutique asset management company with $249.7 billion of assets under management as of March 31, 2017. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. OMAM’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between OMAM and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. OMAM’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about OMAM, please visit the Company’s website at www.omam.com.
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